UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

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☐	Preliminary information statement
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GEORGIA POWER COMPANY

(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2013
ANNUAL MEETING
 & INFORMATION STATEMENT

www.georgiapower.com

GEORGIA POWER COMPANY
Atlanta, Georgia

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 15, 2013

The 2013 Annual Meeting of Shareholders of Georgia Power Company will be held on May 15, 2013 at 7:30 a.m., Eastern Time, at the Company's Auditorium, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, to elect 11 members of the board of directors and to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 28, 2013 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Georgia Power Company Corporate Secretary at (404) 506-6526.

The Information Statement and the 2012 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT AND THE 2012 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2013.

This Information Statement and the 2012 Annual Report also are available to you at www.georgiapower.com/financial.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas P. Bishop
Senior Vice President, General Counsel, Corporate Secretary, and Chief Compliance Officer

Atlanta, Georgia
April 16, 2013

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Georgia Power Company (Company) in connection with the 2013 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on May 15, 2013 at 7:30 a.m., Eastern Time, at the Company's Auditorium, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374. This Information Statement is initially being provided to shareholders on or about April 16, 2013. The Information Statement and the 2012 Annual Report also are available on the internet at www.georgiapower.com/financial.

At the meeting, the shareholders will vote to elect 11 members to the board of directors and will transact any other business that may properly come before the meeting. The Company is not aware of any other matters to be presented at the meeting; however, the holder of the Company's common stock will be entitled to vote on any other matters properly presented.

All shareholders of record of the Company's common stock and Class A preferred stock on the record date of March 28, 2013 are entitled to notice of and to vote at the meeting. On that date, there were 9,261,500 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company). There were also 1,800,000 shares of Class A preferred stock outstanding on that date. With respect to the election of directors, all of the outstanding shares of Class A preferred stock are entitled to vote as a single class with the Company's common stock. Each share of outstanding common stock counts as one vote and each share of outstanding Class A preferred stock counts as one-fourth vote. Neither the Company's charter nor bylaws provides for cumulative voting rights.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company's Information Statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the Information Statement for the 2014 annual meeting, shareholder proposals must be received by the Company no later than February 17, 2014.

NOMINEES FOR ELECTION AS DIRECTORS

A board of 11 directors is to be elected at the annual meeting, with each director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. Each of the named nominees is currently a director. If any named nominee becomes unavailable for election, the board may substitute another nominee.

Below is information concerning the nominees for director stating, among other things, their names, ages, positions, and offices held, and descriptions of their business experience. The background, experiences, and strengths of each nominee contribute to the diversity of the Company's board. The ages of the directors shown below are as of December 31, 2012.

W. Paul Bowers - Director since 2010
Mr. Bowers, 56, is president and chief executive officer of the Company, which is the largest subsidiary of Southern Company. Prior to assuming his current position, Mr. Bowers served as the chief operating officer of the Company from August 2010 to December 2010. He previously served as executive vice president and chief financial officer of Southern Company from January 2008 to August 2010 and before that he served as president of Southern Company Generation, a business unit of Southern Company, from May 2001 to January 2008. He serves on the boards of Nuclear Electric Insurance Limited, the Georgia Chamber of Commerce, and e3 Partners Ministry. He is the chairman of the Metro Atlanta Chamber of Commerce, vice chair of the Georgia Department of Economic Development, and chair of the Georgia Partnership for Excellence in Education. He is also a member of the Federal Reserve Bank of Atlanta's energy policy council and a trustee of the Woodruff Arts Center. Mr. Bowers' knowledge of the Company's business and industry, including the regulatory structure, and his operational and financial expertise, make him uniquely qualified to serve on the board.

Robert L. Brown, Jr. - Director since 2003
Mr. Brown, 61, is president and chief executive officer of R. L. Brown & Associates, Inc. (architectural, planning, and construction management company), Decatur, Georgia. In 1984, Mr. Brown established R. L. Brown & Associates, Inc. to provide architectural and construction management on projects for corporate clients and private/government groups. His company has designed many projects throughout metro-Atlanta and Alabama, including the Birmingham Civil Rights Institute, Cascade Elementary School, Clark Atlanta University Student Center and Parking Facility, academic buildings for DeKalb College and Spelman College, and the 1996 Olympic Tennis Venue. He is also a director of Citizens Trust Bank where he serves on the Governance/Nominating and Audit/Compliance Committees. Mr. Brown also serves on the boards of the Tech High Foundation, the Georgia Chamber of Commerce, and the DeKalb County Public Schools Foundation, Inc. Mr. Brown's experiences in business and community affairs are valuable to the board.

Anna R. Cablik - Director since 2001
Ms. Cablik, 60, is president of Anatek, Inc. (metal contractor), Marietta, Georgia, and Anasteel & Supply Company, LLC (supplier of fabricated concrete reinforcing steel), Ellenwood, Georgia. Ms. Cablik is a partner of PanAmerican Logistics and Camana Holdings, LLC, Atlanta, Georgia. She is also a director of BB&T Corporation where she serves as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. As the owner and operator of a company, Ms. Cablik has over 30 years of experience overseeing the preparation of financial statements and the review of accounting matters. Ms. Cablik's entrepreneurial and business-building skills and experience, having successfully founded and grown several businesses, and her extensive career managing a diverse portfolio of projects, provide risk assessment skills and experience to the board.

Thomas A. Fanning - Director since 2010
Mr. Fanning, 56, has been chairman of the board and chief executive officer of Southern Company since December 2010 and also president since August 2010. He served as executive vice president and chief operating officer of Southern Company from February 2008 through July 2010; executive vice president and chief financial officer of Southern Company from May 2007 through January 2008. He has been an employee of the Southern Company system for over 30 years. He is a director of the Federal Reserve Bank of Atlanta, serving on the Executive Committee and the Audit Committee. Mr. Fanning is also a director of Alabama Power Company (Alabama Power), Southern Power Company (Southern Power), and a number of other Southern Company system boards. Mr. Fanning served on the board of The St. Joe Company from 2005 through September 2011.

The numerous positions Mr. Fanning has held within the Southern Company system uniquely qualify him to be a director of the Company. He understands the electric utility business, the regulatory environment, and other industry-specific matters that affect the Company.

Stephen S. Green - Director since 2008
Mr. Green, 64, is president and chief executive officer of Stephen Green Properties, Inc. (commercial real estate investment company), Savannah, Georgia, and president and chief executive officer of the Morris Manning Martin Green Consulting Group, LLC (strategic economic consulting firm), Savannah, Georgia. Mr. Green founded Stephen Green Properties, Inc. in 1987 after spending a number of years as president of a family business, Green Distributors, a Frito-Lay distributor for southeast Georgia. The Morris Manning Martin Green Consulting Group, LLC was formed in March 2012 as a strategic economic consulting firm with a primary focus on logistics and infrastructure, including import, export, transportation projects, and government affairs. Mr. Green is a director and chairman of First Chatham Bank Financial Corporation as well as a director and vice chairman of First Chatham Bank, serving on the Executive and Compensation Committees. He also serves on the boards of the Georgia Ports Authority as vice-chairman, the Georgia Chamber of Commerce as chairman, and the Savannah Area Chamber of Commerce where he serves as a member of the Executive Committee. Mr. Green's real estate investment and development experience and his knowledge of business and civic activities in Georgia's coastal area bring important insights to the board.

Jimmy C. Tallent - Director since 2007
Mr. Tallent, 60, is president, chief executive officer, and director of United Community Banks, Inc. (UCBI), Blairsville, Georgia. UCBI operates banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina, and east Tennessee. He serves on the board of trustees of Young Harris College and as a director of the Georgia Cities Foundation. Mr. Tallent's strong financial experience and his commitment to customer service and the business community make him a valuable member of the board.

Charles K. Tarbutton - Director since 2010
Mr. Tarbutton, 46, is the assistant vice president of the Sandersville Railroad Company (a shortline freight railroad company serving industrial customers), Sandersville, Georgia. Mr. Tarbutton is a director and past chairman of the Georgia Chamber of Commerce and is currently chairman of the Board of Directors of the Georgia Department of Economic Development. Mr. Tarbutton's financial background, leadership experience, and involvement in the industrial community enable him to provide valuable insights to the board.

Beverly Daniel Tatum - Director since 2008
Dr. Tatum, 58, is president of Spelman College, Atlanta, Georgia. She has been president of Spelman College since 2002 and is a renowned scholar, teacher, clinical psychologist, and race relations expert. Previously, she spent 13 years at Mount Holyoke College where she served as a psychology professor, department chair, dean of the college, and acting president. Dr. Tatum serves as a trustee of the Georgia Early Education Alliance for Ready Students, the Institute of International Education, and the Woodruff Arts Center. She also serves on the board of the Metro Atlanta Chamber of Commerce as a member of the Executive Committee. Her keen understanding of the educational challenges in the State of Georgia and her extensive experience researching and creating awareness around diversity issues make her a valuable member of the board.

D. Gary Thompson - Director since 2003
Mr. Thompson, 66, retired as chief executive officer of Georgia Banking, Wachovia Bank, N.A., Atlanta, Georgia, and executive vice president of Wachovia Corporation, Charlotte, North Carolina, effective December 2004. He is a director of American Family Life Assurance Company of Columbus where he serves as a member of the Compensation Committee and the Finance and Investment Committee. Mr. Thompson is also on the board of the Chastain Park Conservatory. Mr. Thompson's wealth of experience in the areas of banking, finance, and corporate governance has been valuable to the board.

Clyde C. Tuggle - Director since 2013
Mr. Tuggle, 50, serves as senior vice president, chief public affairs and communications officer of The Coca-Cola Company (Coca-Cola), Atlanta, Georgia. From 2005 until 2008, he served as president of Coca-Cola's Russia, Ukraine, and Belarus business unit and, from 2008 to 2009, he served as Coca-Cola's senior vice president, corporate affairs and productivity. In 2009, he was named Coca-Cola's senior vice president, chief public affairs and communications officer. He is a director of Oxford Industries, Inc. where he serves as a member of the Audit Committee. Mr. Tuggle is the chairman of the board of trustees of Agnes Scott College and a trustee of the Georgia Research Alliance. He serves on the boards of the Center for Addiction and Substance Abuse, the U.S. Russia Business Council, and the World Affairs Council of Atlanta. He is a member of the Council on Foreign Relations, the Goizueta Business School Advisory Board, and the Yale University International Advisory Board. Mr. Tuggle's extensive experience in external affairs and public communications issues make him a valuable member of the board.

Richard W. Ussery - Director since 2001
Mr. Ussery, 65, retired as chairman of the board of Total System Services, Inc. (TSYS) (a credit card processing company), Columbus, Georgia, effective January 2006. He is a director of TSYS. Mr. Ussery's leadership skills, extensive knowledge of and experience in the payment services and financial services industries, and understanding of business give him unique insights into the challenges and opportunities facing the Company allowing him to make valuable contributions to the board.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of directors. Southern Company, as the owner of all of the Company's outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a board of directors that currently consists of 11 members. The current nominees for election as directors consist of nine non-employee directors, Mr. Bowers, the president and chief executive officer of the Company, and Mr. Fanning, the chairman of the board, president, and chief executive officer of Southern Company.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company's outstanding common stock, which represents a substantial majority of the overall voting power of the Company's equity securities, and the Company has listed only debt and preferred stock on the New York Stock Exchange (NYSE). Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE's listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE's listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company's shareholders. In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee directors of the Company are compensated for service on the board of directors. The pay components for non-employee directors are:

Annual cash retainer:

•	$44,000 retainer paid in quarterly amounts of $11,000

•	Additional $5,000 retainer paid in quarterly amounts of $1,250 if serving as chair of a standing board committee

Annual stock retainer:

•	$30,000 in Southern Company common stock (Common Stock) units paid in quarterly grants of $7,500

Meeting fees:

•
Meeting fees are not paid for participation in the initial five meetings of the board in a calendar year. If more than five meetings of the board are held in a calendar year, $1,800 will be paid for participation in each meeting of the board beginning with the sixth meeting.

•
Meeting fees are not paid for participation in the initial five meetings of a committee in a calendar year. If more than five meetings of a committee are held in a calendar year, $1,200 will be paid for participation in each meeting of the committee beginning with the sixth meeting.

DIRECTOR DEFERRED COMPENSATION PLAN

At the election of the director, all or a portion of the director's compensation, including the stock retainer, may be deferred in the Deferred Compensation Plan for Outside Directors of Georgia Power Company, as amended and restated effective January 1, 2008 (Director Deferred Compensation Plan), until membership on the board is terminated. Deferred compensation may be invested as follows, at the director's election:

•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in shares of Common Stock upon leaving the board,

•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in cash upon leaving the board, or

•	at the prime interest rate which is paid in cash upon leaving the board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the director, may be distributed in a lump sum payment, or in up to 10 annual distributions after leaving the board. The Company has established a grantor trust that primarily holds Common Stock that funds the Common Stock units that are distributed in shares of Common Stock. Directors have voting rights in the shares held in the trust attributable to these units.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company's non-employee directors during 2012, including amounts deferred in the Director Deferred Compensation Plan. Non-employee directors do not receive Non-Equity Incentive Plan Compensation or stock option awards, and there is no pension plan for non-employee directors.

			Change in
			Pension
			Value and
			Nonqualified
	Fees Earned		Deferred
	or Paid in	Stock	Compensation	All Other
	Cash	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	($)
Robert L. Brown, Jr.	54,400	30,000	0	472	84,872
Anna R. Cablik	50,800	30,000	0	472	81,272
Stephen S. Green	45,800	30,000	0	472	76,272
Jimmy C. Tallent	45,800	30,000	0	472	76,272
Charles K. Tarbutton	44,000	30,000	0	472	74,472
Beverly Daniel Tatum	45,800	30,000	0	472	76,272
D. Gary Thompson	45,800	30,000	0	472	76,272
Clyde C. Tuggle (3)	0	0	0	0	0
Richard W. Ussery	50,800	30,000	0	472	81,272
E. Jenner Wood III (4)	31,025	19,930	0	144	51,099

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)	Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.
(3)	Clyde C. Tuggle was elected to the Company's board of directors, effective January 1, 2013.
(4)	E. Jenner Wood III resigned as a director of the Company, effective May 22, 2012.

BOARD LEADERSHIP STRUCTURE

The board believes that the combined role of chief executive officer and chairman is most suitable for the Company because Mr. Bowers is the director most familiar with the Company's business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Non-employee directors and management have different perspectives and roles in strategy development. The chief executive officer brings Company-specific experience and expertise, while the Company's non-employee directors bring experience, oversight, and expertise from outside the Company and its industry.

EXECUTIVE SESSIONS

It is the policy of the directors to hold an executive session of the non-employee directors without management participation at each regularly scheduled board of directors meeting. The chair of the Nuclear Committee currently presides over these executive sessions. Information on how to communicate with the non-employee directors is provided under “Communicating with the Board” below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Ms. Cablik, Chair; Mr. Tallent, and Dr. Tatum

•	Met four times in 2012

•	Oversees the Company's internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the board, oversight of the Company's system of internal control, compliance, ethics, employee concerns programs and activities, and diversity and inclusion initiatives. Its responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the board of directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company's financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company's financial statements with management, the internal auditors, and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, alternative financial treatments, proposed adjustments, and control recommendations. Such discussions also include significant management judgments and estimates, reporting or operational issues, and changes in accounting principles, as well as any disagreements with management.

The charter of the Southern Company Audit Committee is available on Southern Company's website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•	Members are Mr. Ussery, Chair; Mr. Tarbutton, and Mr. Thompson

•	Met two times in 2012

•	Oversees the administration of the directors' compensation arrangements and reviews the compensation of officers reporting to the president and chief executive officer

The Company's Compensation Committee reviews and provides input to the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company's chief executive officer and makes recommendations regarding the fees paid to members of the Company's board of directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company's executive officers. It also administers executive compensation plans and reviews management succession plans. The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company's website (www.southerncompany.com).

The Southern Company Compensation and Management Succession Committee, which has authority to retain independent advisors, including compensation consultants, at Southern Company's expense, engaged Pay Governance LLC (Pay Governance) to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee's requirements. The Southern Company Compensation and Management Succession Committee also expected Pay Governance to advise on executive compensation and related corporate governance trends.

Pay Governance is engaged solely by the Southern Company Compensation and Management Succession Committee and does not provide any services directly to management unless authorized to do so by the Southern Company Compensation and Management Succession Committee. In connection with its engagement of Pay Governance, the Southern Company Compensation and Management Succession Committee reviewed Pay Governance's independence, including (1) the amount of fees received by Pay Governance from Southern Company as a percentage of Pay Governance's total revenue; (2) its policies and procedures designed to prevent conflicts of interest; and (3) the existence of any business or personal relationships, including Common Stock ownership that could impact independence.

After reviewing these and other factors, the Southern Company Compensation and Management Succession Committee determined that Pay Governance is independent and the engagement did not present any conflicts of interest. Pay Governance also determined that it was independent from management which was confirmed in a written statement delivered to the Southern Company Compensation and Management Succession Committee.

During 2012, Pay Governance assisted the Southern Company Compensation and Management Succession Committee with analyzing comprehensive market data and its implications for pay at the Company and its affiliates and various other governance, design, and compliance matters.

Executive Committee:

•	Members are Mr. Bowers, Chair; Mr. Brown, Ms. Cablik, and Mr. Ussery

•	Met two times in 2012

•	Acts in place of full board on matters that require board action between scheduled meetings of the board to the extent permitted by law and within certain limits set by the board

Finance Committee:

•	Members are Mr. Ussery, Chair; Mr. Thompson, and Mr. Tuggle

•	Met six times in 2012

•	Reviews the Company's financial and fiscal affairs and takes actions on behalf of the board to the extent permitted by law and within certain limits set by the board

Nuclear Committee:

•	Members are Mr. Brown, Chair; Mr. Green, and Mr. Tarbutton

•	Met four times in 2012

•	Reviews nuclear activities

•	Chairman serves on the Southern Nuclear Operating Company, Inc. (Southern Nuclear) Nuclear Oversight Committee as a representative of the board for which he receives meeting fees from the Company

BOARD RISK OVERSIGHT

The chief executive officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company. All significant risks identified on the Company's risk profile are reviewed with the full board periodically. In addition, the board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues. As part of its review of management's risk assessment, the Controls and Compliance Committee receives a risk report at least twice each year on the Company's risk profile. This Committee elevates any significant risk issues and changes to the risk profiles to the full board as appropriate.

DIRECTOR ATTENDANCE

The board of directors met six times in 2012. Average director attendance at all applicable board and committee meetings was 95%. No nominee attended less than 75% of applicable meetings, except Mr. Fanning who attended 50% of applicable meetings.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full board, with input from the Company's president and chief executive officer, identifies director nominees. The board evaluates candidates based on the requirements set forth in the Company's bylaws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company's common stock and, as a result, Southern Company's affirmative vote is sufficient to elect director nominees. Consequently, the board does not accept proposals from preferred shareholders regarding potential candidates for director nominees. Southern Company's president and chief executive officer is on the Company's board and may propose on behalf of Southern Company potential candidates for director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company's board of directors may contact them by writing c/o Corporate Secretary, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Bin 10120, Atlanta, Georgia 30308. The Corporate Secretary will receive the correspondence and forward it to the individual director or directors to whom the correspondence is directed. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company's annual meeting of shareholders by directors. The Company does not solicit proxies for the election of directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, the Company's preferred stockholders rarely attend the annual meeting. Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary. Two of the Company's directors attended the Company's 2012 annual meeting of shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company's financial reporting process on behalf of the board of directors of Southern Company. The Company's management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company's financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company and management's report on the Company's internal control over financial reporting in the 2012 Annual Report with management. The Audit Committee also reviews the Company's quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company as required under rules of the PCAOB and has received the written disclosures and letter from the independent registered public accounting firm required by the rules of the PCAOB. The Audit Committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with maintaining the firm's independence.

The Audit Committee discussed the overall scope and plans with the Company's internal auditors and independent registered public accounting firm for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company's financial reporting. The Audit Committee also meets privately with Southern Company's compliance officer. The Audit Committee held 10 meetings during 2012.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors of Southern Company (and such board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2013. At the 2013 annual meeting of Southern Company's stockholders, the stockholders will be asked to ratify the Audit Committee's selection of the independent registered public accounting firm.

Members of the Audit Committee:

Jon A. Boscia, Chair
David J. Grain
Warren A. Hood, Jr.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) - the Company's principal independent registered public accounting firm for 2012 and 2011:

	2012	2011
	(in thousands)
Audit Fees(1)	$3,384	$2,991
Audit-Related Fees(2)	92	145
Tax Fees	0	0
All Other Fees	0	0
Total	$3,476	$3,136

(1)	Includes services performed in connection with financing transactions.
(2)	Includes non-statutory audit services in each of 2012 and 2011.

The Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) has adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by Deloitte & Touche. This policy was initially adopted in July 2002 and, since that time, all services included in the chart above have been pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee's approval of the independent registered public accounting firm's annual engagement letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company's independent registered public accounting firm. These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2013 Annual Meeting of Shareholders unless, at least three business days prior to the day of the meeting, the Company's Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308 that the shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, representatives of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if desired.

EXECUTIVE COMPENSATION

Throughout this executive compensation section, references to the Compensation Committee mean the Compensation and Management Succession Committee of the board of directors of Southern Company.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This section describes the compensation program for the Company's chief executive officer and chief financial officer in 2012, as well as each of the Company's other three most highly compensated executive officers serving at the end of the year. Collectively, these officers are referred to as the named executive officers.

W. Paul Bowers	President and Chief Executive Officer
Ronnie R. Labrato	Executive Vice President, Chief Financial Officer, and Treasurer
Joseph A. Miller	Executive Vice President
John L. Pemberton	Senior Vice President of the Company and Southern Company Generation
Anthony L. Wilson	Executive Vice President

Executive Summary

Performance

Performance-based pay represents a substantial portion of the total direct compensation paid or granted to the Company's named executive officers for 2012.

	Salary ($)(1)	% of Total	Short-Term Performance Pay ($)(1)	% of Total	Long-Term Performance Pay ($)(1)	% of Total
W. P. Bowers	739,587	23	758,457	24	1,673,040	53
R. R. Labrato	300,948	42	205,751	29	211,781	29
J. A. Miller	399,522	32	348,248	28	503,318	40
J. L. Pemberton	298,024	41	215,282	31	207,020	29
A. L. Wilson	314,677	37	237,864	28	302,069	35

(1) Salary is the actual amount paid in 2012, Short-Term Performance Pay is the actual amount earned in 2012 based on performance, and Long-Term Performance Pay is the value on the grant date of stock options and performance shares granted in 2012. See the Summary Compensation Table for the amounts of all elements of reportable compensation described in this CD&A.

The Company's financial and operational and Southern Company's earnings per share (EPS) goal results for 2012 are shown below:

Financial:	138% of Target	Operational:	143% of Target	EPS:	128% of Target

Southern Company's total shareholder return has been:

1-Year:	(3.4)%	3-Year:	13.9%	5-Year:	7.1%

These levels of achievement resulted in payouts that were aligned with the Company's and Southern Company's performance.

Compensation and Benefit Beliefs

The Company's compensation and benefit program is based on the following beliefs:

•	Employees' commitment and performance have a significant impact on achieving business results;

•	Compensation and benefits offered must attract, retain, and engage employees and must be financially sustainable;

•	Compensation should be consistent with performance: higher pay for higher performance and lower pay for lower performance; and

•	Both business drivers and culture should influence the compensation and benefit program.

Based on these beliefs, the Compensation Committee believes that the Company's executive compensation program should:

•	Be competitive with the Company's industry peers;

•	Motivate and reward achievement of the Company's goals;

•	Be aligned with the interests of Southern Company's stockholders and the Company's customers; and

•	Not encourage excessive risk-taking.

Executive compensation is targeted at the market median of industry peers, but actual compensation is primarily determined by achievement of the Company's and Southern Company's business goals. The Company believes that focusing on the customer drives achievement of financial objectives and delivery of a premium, risk-adjusted total shareholder return for Southern Company's stockholders. Therefore, short-term performance pay is based on achievement of the Company's operational and financial performance goals, with one-third determined by operational performance, such as safety, reliability, and customer satisfaction; one-third determined by financial performance; and one-third determined by Southern Company EPS performance. Long-term performance pay is tied to Southern Company's stockholder value with 40% of the target value awarded in Southern Company stock options, which reward stock price appreciation, and 60% awarded in performance shares, which reward Southern Company's total shareholder return performance relative to that of industry peers and stock price appreciation.

Key Governance and Pay Practices

•	Annual pay risk assessment required by the Compensation Committee charter.

•	Retention by the Compensation Committee of an independent compensation consultant, Pay Governance, that provides no other services to the Company or Southern Company.

•
Inclusion of a claw-back provision that permits the Compensation Committee to recoup performance pay from any employee if determined to have been based on erroneous results, and requires recoupment from an executive officer in the event of a material financial restatement due to fraud or misconduct of the executive officer.

•	No excise tax gross-up on change-in-control severance arrangements.

•	Provision of limited perquisites with no income tax gross-ups for the president and chief executive officer, except on certain relocation-related benefits.

•	“No-hedging” provision in the Company's insider trading policy that is applicable to all employees.

•	Strong stock ownership requirements that are being met by all named executive officers.

ESTABLISHING EXECUTIVE COMPENSATION

The Compensation Committee establishes the Southern Company system executive compensation program. In doing so, the Compensation Committee uses information from others, principally Pay Governance. The Compensation Committee also relies on information from Southern Company's Human Resources staff and, for individual executive officer performance, from Southern Company's and the Company's respective chief executive officers. The role and information provided by each of these sources is described throughout this CD&A.

Consideration of Southern Company Stockholder Advisory Vote on Executive Compensation

The Compensation Committee considered the stockholder vote on Southern Company's executive compensation at the Southern Company 2012 annual meeting of stockholders. In light of the significant support of Southern Company's stockholders (95% of votes cast voting in favor of the proposal) and the actual payout levels of the performance-based compensation program, the Compensation Committee continues to believe that the executive compensation program is competitive and is aligned with financial and operational performance and is in the best interests of the Company's customers and Southern Company's stockholders.

Executive Compensation Focus

The executive compensation program places significant focus on rewarding performance. The program is performance-based in several respects:

•
Business unit performance, which includes return on equity (ROE) or net income, and operational performance, compared to target performance levels established early in the year, and EPS determine the actual payouts under the short-term (annual) performance-based compensation program (Performance Pay Program).

•	Common Stock price changes result in higher or lower ultimate values of stock options.

•	Southern Company's total shareholder return compared to those of industry peers leads to higher or lower payouts under the Performance Share Program (performance shares).

In support of this performance-based pay philosophy, the Company has no general employment contracts or guaranteed severance with the named executive officers, except upon a change in control.

The pay-for-performance principles apply not only to the named executive officers but to thousands of the Company's employees. The Performance Pay Program covers almost all of the approximately 8,000 employees of the Company. Stock options and performance shares are granted to approximately 660 employees of the Company. These programs engage employees, which ultimately is good not only for them, but also for the Company's customers and Southern Company's stockholders.

OVERVIEW OF EXECUTIVE COMPENSATION COMPONENTS

The primary components of the 2012 executive compensation program are shown below:

The Company's executive compensation program consists of a combination of short-term and long-term components. Short-term compensation includes base salary and the Performance Pay Program. Long-term performance-based compensation includes stock options, performance shares, and, in some cases, restricted stock units. The performance-based compensation components are linked to financial and operational performance, Common Stock performance, and Southern Company's total shareholder return. The executive compensation program is approved by the Compensation Committee, which consists entirely of independent directors. The Compensation Committee believes that the executive compensation program is a balanced program that provides market-based compensation and motivates and rewards performance.

ESTABLISHING MARKET-BASED COMPENSATION LEVELS

For the named executive officers, the Compensation Committee and Southern Company's Human Resources staff review compensation data from large, publicly-owned electric and gas utilities. The data was developed and analyzed by Pay Governance. The companies included each year in the primary peer group are those whose data is available through the consultant's database. Those companies are drawn from this list of primarily regulated utilities of $2 billion in revenues and up.

Alliant Energy Corporation	First Solar Inc.	Pinnacle West Capital Corporation
Ameren Corporation	GenOn Energy, Inc.	PPL Corporation
American Electric Power Company, Inc.	GDF SUEZ Energy North America, Inc.	Progress Energy, Inc.
Atmos Energy Corporation	Iberdrola, S.A.	Public Service Enterprise Group Inc.
Bg US Services, Inc.	Integrys Energy Group, Inc.	Puget Energy, Inc.
Calpine Corporation	Invensys plc	Salt River Project
CenterPoint Energy, Inc.	Kinder Morgan Energy Partners, L.P.	SCANA Corporation
CMS Energy Corporation	LG&E and KU Energy LLC	Sempra Energy
Consolidated Edison, Inc.	McDermott International, Inc.	Southern Union Company
Constellation Energy Group, Inc.	MDU Resources Group, Inc.	Spectra Energy Corp.
CPS Energy	MidAmerican Energy Company	Targa Resources Partners LP
Crosstex Energy, Inc.	National Grid USA	TECO Energy, Inc.
Dominion Resources, Inc.	New York Power Authority	Tennessee Valley Authority
DTE Energy Company	NextEra Energy, Inc.	The AES Corporation
Duke Energy Corporation	Nicor Inc.	The Babcock & Wilcox Company
Edison International	Northeast Utilities	The Williams Companies, Inc.
El Paso Corporation	NRG Energy, Inc.	TransCanada Corporation
Enbridge Energy Partners, LP	NSTAR	UGI Corporation
Energy Future Holdings Corp.	NV Energy, Inc.	Vectren Corporation
Entergy Corporation	OGE Energy Corp.	Westar Energy, Inc.
Enterprise Products Partners L.P.	Oncor Electric Delivery Company LLC	Wisconsin Energy Corporation
Exelon Corporation	Pepco Holdings, Inc.	Xcel Energy Inc.
FirstEnergy Corp.

Market data for the chief executive officer position and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers is reviewed. When appropriate, the market data is size-adjusted, up or down, to accurately reflect comparable scopes of responsibilities. Based on that data, a total target compensation opportunity is established for each named executive officer. Total target compensation opportunity is the sum of base salary, annual performance-based compensation at a target performance level, and long-term performance-based compensation (stock options and performance shares) at a target value. Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels. As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company's and Southern Company's performance for the year or period.

A specified weight was not targeted for base salary or annual or long-term performance-based compensation as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2012 compensation amounts. Total target compensation opportunities for senior management as a group, including the named executive officers, are managed to be at the median of the market for companies of similar size in the electric utility industry. Therefore, some executives may be paid above and others below market. This practice allows for differentiation based on time in the position, scope of responsibilities, and individual performance. The differences in the total pay opportunities for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions. Because of the use of market data from a large number of industry peer companies for positions that are not identical in terms of scope of responsibility from company to company, differences are not considered to be material and the compensation program is believed to be market-appropriate, as long as senior management as a group is within an appropriate range. Generally, compensation is considered to be within an appropriate range if it is not more or less than 15% of the applicable market data.

The total target compensation opportunity was established in early 2012 for each named executive officer as shown below:

	Salary ($)	Target Annual Performance-Based Compensation ($)	Target Long-Term Performance-Based Compensation ($)	Total Target Compensation Opportunity ($)
W. P. Bowers	743,585	557,689	1,673,040	2,974,314
R. R. Labrato	302,575	151,288	211,781	665,644
J. A. Miller	403,065	241,839	503,318	1,148,219
J. L. Pemberton	295,768	147,884	207,020	650,672
A. L. Wilson	318,000	174,900	302,069	794,969

The salary levels shown above were not effective until March 2012. Therefore, the salary amounts reported in the Summary Compensation Table are different than the amounts shown above because that table reports actual amounts paid in 2012.

Mr. Pemberton served as senior vice president and general counsel of Southern Company Generation until July 1, 2012 when he was named senior vice president of Southern Company Generation and the Company. At that time his salary and target annual performance-based award were increased to $303,278 and $151,639, respectively.

For purposes of comparing the value of the compensation program to the market data, stock options are valued at $3.39 per option and performance shares at $41.99 per unit. These values represent risk-adjusted present values on the date of grant and are consistent with the methodologies used to develop the market data. The mix of stock options and performance shares granted were 40% and 60%, respectively, of the long-term value shown above.

In 2011, Pay Governance analyzed the level of actual payouts for 2010 performance under the annual Performance Pay Program to the named executive officers relative to performance versus peer companies to provide a check on the goal-setting process, including goal levels and associated performance-based pay opportunities. The findings from the analysis were used in establishing performance goals and the associated range of payouts for goal achievement for 2012. That analysis was updated in 2012 by Pay Governance for 2011 performance, and those findings were used in establishing goals for 2013.

DESCRIPTION OF KEY COMPENSATION COMPONENTS

2012 Base Salary

Most employees, including all of the named executive officers, received base salary increases in 2012.

With the exception of Southern Company executive officers, including Mr. Bowers, base salaries for Southern Company system officers are within a position level with a base salary range that is established by Southern Company's Human Resources staff using the market data described above. Each officer is within one of these established position levels based on the scope of responsibilities that most closely resemble the positions included in the market data described above. The base salary level for individual officers is set within the applicable pre-established range. Factors that influence the specific base salary level within the range include the need to retain an experienced team, internal equity, time in position, and individual performance. Individual performance includes the degree of competence and initiative exhibited and the individual's relative contribution to the results of operations in prior years.

Base salaries are reviewed annually in February and changes are made effective March 1. The base salary levels established early in the year for the named executive officers were set within the applicable position level salary range and were recommended by the individual named executive officer's superior and approved by Southern Company's chief executive officer. Mr. Bowers' increase was approved by the Compensation Committee.

2012 Performance-Based Compensation

This section describes performance-based compensation for 2012.

Achieving Operational and Financial Performance Goals - The Guiding Principle for Performance-Based Compensation
The Southern Company system's number one priority is to continue to provide customers outstanding reliability and superior service at reasonable prices while achieving a level of financial performance that benefits Southern Company's stockholders in the short and long term. Operational excellence and business unit and Southern Company financial performance are integral to the achievement of business results that benefit customers and stockholders.

Therefore, in 2012, the Company strove for and rewarded:

•	Continuing industry-leading reliability and customer satisfaction, while maintaining reasonable retail prices; and

•	Meeting energy demand with the best economic and environmental choices.

In 2012, the Company also focused on and rewarded:

•	Financial integrity - an attractive risk-adjusted return, sound financial policy, and a stable “A” credit rating;

•	ROE - target performance level in the top quartile of comparable electric utilities;

•	EPS growth;

•	Southern Company dividend growth; and

•	Long-term, risk-adjusted Southern Company total shareholder return.

The performance-based compensation program is designed to encourage achievement of these goals. The Southern Company chief executive officer, with the assistance of Southern Company's Human Resources staff, recommended to the Compensation Committee the program design and award amounts for senior management, including the named executive officers.

2012 Annual Performance-Based Pay Program

Annual Performance Pay Program Highlights

• Rewards achievement of annual goals:
▪ Business unit financial performance (ROE or net income)
▪ Business unit operational performance
▪ EPS
• Goals are weighted one-third each
• Performance results range from 0% to 200% of target, based on level of goal achievement

Overview of Program Design

Almost all employees of the Company, including the named executive officers, are participants.

The performance goals are set at the beginning of each year by the Compensation Committee.

•
For Southern Company's traditional operating companies, including the Company, operational goals are safety, customer satisfaction, plant availability, transmission and distribution system reliability, and culture. For the nuclear operating company, Southern Nuclear, operational goals are safety, plant operations, and culture. Each of these operational goals is explained in more detail under Goal Details below. The level of achievement for each operational goal is determined according to the respective performance schedule, and the total operational goal performance is determined by the weighted average result. Each business unit has its own operational goals.

•
For Southern Company's traditional operating companies, including the Company, the business unit financial performance goal is ROE, which is defined as the traditional operating company's net income divided by average equity for the year.

•	For Southern Nuclear, the business unit financial performance goal is based on the ROE of the Company and Alabama Power (50% each).

•
For Southern Company Generation, with the exception of the culture goal, the operational goals are aggregated for all of the traditional operating companies and Southern Nuclear. The business unit financial performance goal is based 90% on the aggregate ROE goal performance and 10% on Southern Power's net income, excluding net income from acquisitions.

•
EPS is defined as Southern Company's earnings from continuing operations divided by average shares outstanding during the year. The EPS performance measure is applicable to all participants in the Performance Pay Program.

The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts. For the financial performance goals, such adjustments could include the impact of items considered non-recurring or outside of normal operations or not anticipated in the business plan when the EPS goal was established and of sufficient magnitude to warrant recognition. The EPS goal results were decreased two cents per share to exclude the impact of an insurance recovery related to the MC Asset Recovery, LLC (MCAR) litigation settlement. This reduction decreased average payouts approximately seven percent. The Compensation Committee believed this adjustment was necessary because EPS goal results were increased in 2009 by the amount of the MCAR litigation settlement.

Under the terms of the program, no payout can be made if Southern Company's current earnings are not sufficient to fund the Common Stock dividend at the same level or higher than the prior year.

Goal Details

Operational Goals	Description	Why It Is Important
Customer Satisfaction
Customer satisfaction surveys evaluate performance. The survey results provide an overall ranking for each traditional operating company, including the Company, as well as a ranking for each customer segment: residential, commercial, and industrial.
Customer satisfaction is key to operations. Performance of all operational goals affect customer satisfaction.
Reliability
Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on recent historical performance.
Reliably delivering power to customers is essential to the Company's operations.
Availability
Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest. Availability is measured as a percentage of the hours of forced outages out of the total generation hours.
Availability of sufficient power during peak season fulfills the obligation to serve and provide customers with the least cost generating resources.
Nuclear Plant Operations
Nuclear plant performance is evaluated by measuring nuclear safety as rated by independent industry evaluators, as well as by a quantitative score comprised of various plant performance indicators. Plant reliability and operational availability is measured as a percentage of time the nuclear plant is operating, and accommodates generation reductions associated with planned outages. In addition, a subjective assessment of progress on the construction and licensing of the Company's two new nuclear units, Plant Vogtle Units 3 and 4, is also in place.
Safe and efficient operation of the nuclear fleet is important for delivering clean energy at a reasonable price.
Safety
Southern Company's Target Zero program is focused on continuous improvement in having a safe work environment. The performance is measured by the applicable company's ranking, as compared to peer utilities in the Southeastern Electric Exchange.
Essential for the protection of employees, customers, and communities.
Culture
The culture goal seeks to improve the Company's inclusive workplace. This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles (subjectively assessed), and supplier diversity.
Supports workforce development efforts and helps to assure diversity of suppliers.

Financial Performance Goals	Description	Why It Is Important
Business Unit ROE/Net Income
For the traditional operating companies, including the Company, the business unit financial performance goal is ROE, which is defined as the applicable company's net income divided by average equity for the year. For Southern Power, the business unit financial performance goal is net income, excluding net income from acquisitions.
Supports delivery of Southern Company stockholder value and contributes to the Company's and Southern Company's sound financial policies and stable credit ratings.
EPS	Southern Company's earnings from continuing operations divided by average shares outstanding during the year.	Supports commitment to provide Southern Company's stockholders solid risk-adjusted returns.

The ranges of performance levels established for the primary operational goals are detailed below.

Level of Performance	Customer Satisfaction	Reliability	Availability	Nuclear Plant Operations	Safety	Culture
Maximum	Top quartile for all customer segments and overall	Significantly exceed targets	Industry best	Significantly exceed targets	Greater than top 10th percentile and Company best	Significant improvement
Target	Top quartile overall	Meet targets	Top quartile	Meet targets	Top 40th percentile	Improvement
Threshold	2nd quartile overall	Significantly below targets	2nd quartile	Significantly below targets	Top 60th percentile	Significantly below expectations

The Compensation Committee approves specific objective performance schedules to calculate performance between the threshold, target, and maximum levels for each of the operational goals. If goal achievement is below threshold, there is no payout associated with the applicable goal.

Business Unit Financial Performance and Southern Company EPS

The range of business unit ROE, Southern Company EPS, and Southern Power net income goals for 2012 is shown below. ROE goals vary from the allowed retail ROE range due to state regulatory accounting requirements, wholesale activities, other non-jurisdictional revenues and expenses, and other activities not subject to state regulation.

Level of Performance	ROE (%)	EPS ($)	Southern Power Net Income ($) (millions) (1)
Maximum	14.0	2.77	195
Target	12.0	2.64	155
Threshold	10.0	2.51	115
(1) Excluding net income from acquisitions.

For 2012, the Compensation Committee established a minimum EPS performance threshold that must be achieved. If EPS was less than $2.38 (90% of Target), not only would there have been no payout associated with EPS performance, but overall payouts under the Performance Pay Program would have been reduced by 10% of target.

In setting the goals for pay purposes, the Compensation Committee relies on information on financial and operational goals from the Finance Committee and the Nuclear/Operations Committee of Southern Company's board of directors, respectively.

2012 Achievement

Actual payouts were determined by adding the payouts derived from EPS and applicable business unit operational and financial performance goal achievement for 2012 and dividing by three. EPS exceeded the minimum threshold established and therefore payouts were not affected. Actual 2012 goal achievement is shown in the following tables.

Operational Goal Results:

Company	Achievement Percentage
Customer Satisfaction	167
Reliability	171
Availability	77
Safety	163
Culture	141

Southern Nuclear	Achievement Percentage
Nuclear Safety	162
Nuclear Reliability	200
Vogtle Units 3 and 4 Assessment	150
Culture	139

Southern Company Generation	Achievement Percentage
Customer Satisfaction	167
Reliability	174
Availability	170
Safety	200
Culture	146

Overall, the levels of achievement shown above resulted in operational goal performance factors for the Company, Southern Nuclear, and Southern Company Generation of 143%, 157%, and 171%, respectively.

Financial Performance Goal Results:

Goal	Result	Achievement Percentage
Company ROE	12.76%	138
EPS (excluding MCAR insurance recovery)	$2.67	128
Alabama Power ROE	13.10%	155
Average Company and Alabama Power ROE	12.93%	147
Aggregate ROE	12.55%	129
Southern Power net income (excluding $4.5 million from acquisitions)	$171 million	140

Calculating Payouts:

Each named executive officer had a target Performance Pay Program opportunity, based on his position, set by the Compensation Committee at the beginning of 2012. Targets are set as a percentage of base salary. The targets for Messrs. Bowers, Labrato, Miller, Pemberton, and Wilson were 75%, 50%, 60%, 50%, and 55%, respectively. All of the named executive officers are paid based on Southern Company EPS performance. With the exception of Messrs. Miller and Pemberton, all of the named executive officers are paid based on Company ROE and operational performance. Mr. Miller, an executive officer of the Company and Southern Nuclear, is paid based on Southern Nuclear's financial and operational goals. Mr. Pemberton was not an executive officer of the Company until July 1, 2012; therefore, his payout is prorated based on goal achievement for Southern Company Generation for the first half of the year and on the performance of the Company (60%) and Southern Company Generation (40%) for the second half of the year.

A total performance factor is determined by adding applicable business unit financial and operational goal performance and the EPS results and dividing by three. The total performance factor is multiplied by the target Performance Pay Program opportunity, as described above, to determine the payout for each named executive officer.
The table below shows the pay opportunity at target-level performance and the actual payout based on the actual performance shown above.

	Target Annual Performance Pay Program Opportunity ($)	Total Performance Factor (%)	Actual Annual Performance Pay Program Payout ($)
W. P. Bowers	557,689	136	758,457
R. R. Labrato	151,288	136	205,751
J. A. Miller	241,839	144	348,248
J. L. Pemberton	151,639	142	215,282
A. L. Wilson	174,900	136	237,864

Long-Term Performance-Based Compensation

• Stock Options:
▪ Reward long-term Common Stock price appreciation
▪ Represent 40% of long-term target value
▪ Vest over three years
▪ Ten-year term
• Performance Shares:
▪ Reward Southern Company total shareholder return relative to industry peers and stock price appreciation
▪ Represent 60% of long-term target value
▪ Three-year performance period
▪ Performance results can range from 0% to 200% of target
▪ Paid in Common Stock at end of performance period
• Restricted Stock Units
▪ Used to promote retention of key employees or to attract key employees by replacing award values forfeited upon leaving a former employer
▪ Continued employment until vesting date(s) is required
▪ Paid in Common Stock upon vesting

Long-term performance-based awards are intended to promote long-term success and increase Southern Company's stockholder value by directly tying a substantial portion of the named executive officers' total compensation to the interests of Southern Company's stockholders. The long-term awards provide an incentive to grow Southern Company's stockholder value.

Southern Company stock options represent 40% of the long-term performance target value and performance shares represent the remaining 60%. The Compensation Committee elected this mix because it concluded that doing so represented an appropriate balance between incentives. Southern Company stock options only generate value if the price of the stock appreciates after the grant date, and performance shares reward employees based on Southern Company's total shareholder return relative to industry peers, as well as Common Stock price.

The following table shows the grant date fair value of the long-term performance-based awards in total and each component awarded in 2012.

	Value of Options ($)	Value of Performance Shares ($)	Total Long-Term Value ($)
W. P. Bowers	669,227	1,003,813	1,673,040
R. R. Labrato	84,719	127,062	211,781
J. A. Miller	201,532	302,286	503,318
J. L. Pemberton	82,814	124,206	207,020
A. L. Wilson	120,840	181,229	302,069

Stock Options

Stock options granted have a 10-year term, vest over a three-year period, fully vest upon retirement or termination of employment following a change in control, and expire at the earlier of five years from the date of retirement or the end of the 10-year term. For the grant made to Mr. Bowers in 2012, unvested options are forfeited if he retires from the Company or an affiliate of the Company and accepts a position with a peer company within two years of retirement. The value of each stock option was derived using the Black-Scholes stock option pricing model. The assumptions used in calculating that amount are discussed in Note 8 to the financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (2012 Annual Report). For 2012, the Black-Scholes value on the grant date was $3.39 per stock option.

Performance Shares

2012-2014 Grant

Performance shares are denominated in units, meaning no actual shares are issued on the grant date. A grant date fair value per unit was determined. For the grant made in 2012, the value per unit was $41.99. See the Summary Compensation Table and the information accompanying it for more information on the grant date fair value. The total target value for performance share units is divided by the value per unit to determine the number of performance share units granted to each participant, including the named executive officers. Each performance share unit represents one share of Common Stock. At the end of the three-year performance period (January 1, 2012 through December 31, 2014), the number of units will be adjusted up or down (0% to 200%) based on Southern Company's total shareholder return relative to that of its peers in the Philadelphia Utility Index and the Southern Company custom peer group. The companies in the custom peer group are those that are believed to be most similar to Southern Company in both business model and investors. The Philadelphia Utility Index was chosen because it is a published index and, because it includes a larger number of peer companies, it can mitigate volatility in results over time, providing an appropriate level of balance. The peer groups vary from the Market Data peer group due to the timing and criteria of the peer selection process; however, there is significant overlap. The results of the two peer groups will be averaged. The number of performance share units earned will be paid in Common Stock at the end of the three-year performance period. No dividends or dividend equivalents will be paid or earned on the performance share units.

The companies in the Philadelphia Utility Index on the grant date are listed below.

Ameren Corporation	Entergy Corporation
American Electric Power Company, Inc.	Exelon Corporation
CenterPoint Energy, Inc.	FirstEnergy Corp.
Consolidated Edison, Inc.	NextEra Energy, Inc.
Covanta Holding Corporation	Northeast Utilities
Dominion Resources, Inc.	PG&E Corporation
DTE Energy Company	Public Service Enterprise Group Inc.
Duke Energy Corporation	The AES Corporation
Edison International	Xcel Energy Inc.
El Paso Electric Company

The companies in the custom peer group on the grant date are listed below.

Alliant Energy Corporation	NSTAR
American Electric Power Company, Inc.	PG&E Corporation
CMS Energy Corporation	Pinnacle West Capital Corporation
Consolidated Edison, Inc.	Progress Energy, Inc.
DTE Energy Company	SCANA Corporation
Duke Energy Corporation	Wisconsin Energy Corporation
Edison International	Xcel Energy Inc.
Northeast Utilities

The scale below will determine the number of units paid in Common Stock following the last year of the performance period, based on the 2012 through 2014 performance period. Payout for performance between points will be interpolated on a straight-line basis.

Performance vs. Peer Groups	Payout (% of Each Performance Share Unit Paid)
90th percentile or higher (Maximum)	200
50th percentile (Target)	100
10th percentile (Threshold)	0

Performance shares are not earned until the end of the three-year performance period. A participant who terminates, other than due to retirement or death, forfeits all unearned performance shares. Participants who retire or die during the performance period only earn a prorated number of units, based on the number of months they were employed during the performance period.

2010-2012 Payouts

The first performance share grants were made in 2010 with a three-year performance period that ended on December 31, 2012. Based on Southern Company's total shareholder return achievement relative to that of the Philadelphia Utility Index (152.5%) and the custom peer group (117.5%), the payout percentage was 135% of target. The following table shows the target and actual awards of performance shares for the named executive officers.

	Target Performance Shares (#)	Performance Shares Earned (#)
W. P. Bowers	25,920	34,992
R. R. Labrato	3,975	5,366
J. A. Miller	4,169	5,628
J. L. Pemberton	1,782	2,406
A. L. Wilson	2,820	3,807

Performance Dividends

The Compensation Committee terminated the Performance Dividend Program in 2010. The value of performance dividends represented a significant portion of long-term performance-based compensation that was awarded prior to 2010. At target performance levels, performance dividends represented up to 65% of the total long-term value granted over the 10-year term of stock options. Therefore, because performance dividends were awarded for years prior to 2010, in fairness to participants, the outstanding performance dividend awards were not cancelled. The Compensation Committee approved a three-year transition period, beginning with the 2007 through 2010 performance-measurement period, to continue to pay performance dividends, if earned, on stock options that were granted prior to 2010. The grant of performance shares, described above, replaced performance dividend awards beginning in 2010. Therefore, the final payout of performance dividends was made on stock options granted prior to 2010 that were outstanding at the end of the four-year performance-measurement period that ended on December 31, 2012, as reported in the Summary Compensation Table. Because performance shares are earned at the end of a three-year performance period, both the last award of performance dividends and the first award of performance shares were earned at the end of 2012.

Performance dividends ranged from 0% to 100% of the Common Stock dividend paid during the year per eligible stock option held at the end of the performance-measurement period. Actual payout depended on Southern Company's total shareholder return over a four-year performance-measurement period compared to a group of other electric and gas utility companies, as selected at the beginning of the performance-measurement period. The Compensation Committee selected a custom peer group and the Philadelphia Utility Index for the 2009 through 2012 grant. Total shareholder return is calculated by measuring the ending value of a hypothetical $100 invested in each custom peer group company's common stock and in the Philadelphia Utility Index at the beginning of each of 16 quarters. In the final year of the performance-measurement period, Southern Company's ranking in the peer groups was determined at the end of each quarter and the percentile ranking was multiplied by the actual Common Stock dividend paid in that quarter. To determine the total payout per stock option held at the end of the performance-measurement period, the four quarterly amounts earned were added together.

No performance dividends are paid if Southern Company's earnings are not sufficient to fund a Common Stock dividend at least equal to that paid in the prior year.

2012 Payout

The peer groups used to determine the 2012 payout for the 2009 through 2012 performance-measurement period consisted of the Philadelphia Utility Index and a custom peer group. See the discussion of performance shares in this CD&A for more information about the peer groups.

The scale below determined the percentage of each quarter's dividend paid in the last year of the performance-measurement period to be paid on each eligible stock option held at December 31, 2012, based on performance during the 2009 through 2012 performance-measurement period. Payout for performance between points was interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of Each Quarterly Dividend Paid)
90th percentile or higher	100
50th percentile (Target)	50
10th percentile or lower	0

Southern Company's relative total shareholder return performance, as measured at the end of each quarter of the final year of the four-year performance-measurement period, resulted in a total payout of 70% of the target level (35% of the full year's Common Stock dividend), or $0.68. This amount was multiplied by each named executive officer's eligible outstanding stock options as of December 31, 2012 to calculate the payout under the program. The amount paid is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Restricted Stock Units

In limited situations restricted stock units are granted to address specific needs, including retention. If the recipient voluntarily terminates or is involuntarily terminated for cause, restricted stock units are forfeited. If the recipient remains employed with the Company or an affiliate of the Company or is involuntarily terminated not for cause, the restricted stock units will vest and be paid in Common Stock. These awards serve two primary purposes. They further align the recipient's interests with those of Southern Company's stockholders and they provide strong retention value. Messrs. Bowers and Miller were granted restricted stock units in 2011 and 2010, respectively. Mr. Miller's restricted stock units vested on December 31, 2012. None were granted to the Company's named executive officers in 2012. See the Summary Compensation Table and the Grants of Plan-Based Awards and the Options Exercises and Stock Vested tables and accompanying information for more information on restricted stock units.

Southern Excellence Awards

Mr. Bowers approved a discretionary award to Mr. Miller for his extraordinary achievement related to obtaining the combined construction and operating licenses for the Company's new nuclear units at Plant Vogtle. Payment of the award is reported in the Bonus column in the Summary Compensation Table.

Timing of Performance-Based Compensation

As discussed above, the 2012 annual Performance Pay Program goals and Southern Company's total shareholder return goals applicable to performance shares were established early in the year by the Compensation Committee. Annual stock option grants also were made by the Compensation Committee. The establishment of performance-based compensation goals and the granting of stock options were not timed with the release of material, non-public information. This procedure is consistent with prior practices. Stock option grants are made to new hires or newly-eligible participants on preset, regular quarterly dates that were approved by the Compensation Committee. The exercise price of options granted to employees in 2012 was the closing price of the Common Stock on the grant date or the last trading day before the grant date, if the grant date was not a trading day.

Retirement and Severance Benefits

Certain post-employment compensation is provided to employees, including the named executive officers.

Retirement Benefits

Generally, all full-time employees of the Company participate in the funded Pension Plan after completing one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The Company also provides unfunded benefits that count salary and annual Performance Pay Program payouts that are ineligible to be counted under the Pension Plan. See the Pension Benefits table and accompanying information for more pension-related benefits information.

The Company also provides supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers. The Company has a supplemental retirement agreement (SRA) with Mr. Pemberton. Prior to his employment, Mr. Pemberton provided valuable services to the Company and its affiliates through his work on energy industry regulatory matters. Mr. Pemberton's agreement provides retirement benefits as if he was employed an additional five years.

The Company also provides the Deferred Compensation Plan which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the Deferred Compensation Plan. See the Nonqualified Deferred Compensation table and accompanying information for more information about the Deferred Compensation Plan.

Change-in-Control Protections

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “Good Reason.” This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment. Severance payment amounts are two times salary plus target Performance Pay Program opportunity for Mr. Bowers and one times salary plus Performance Pay Program opportunity for the other named executive officers. No excise tax gross-up would be provided. More information about severance arrangements is included in the section entitled Potential Payments upon Termination or Change-in-Control.

Perquisites

The Company provides limited perquisites to its executive officers, including the named executive officers. The perquisites provided in 2012, including amounts, are described in detail in the information accompanying the Summary Compensation Table. No tax assistance is provided on perquisites for the president and chief executive officer, except on certain relocation-related benefits.

EXECUTIVE STOCK OWNERSHIP REQUIREMENTS

Officers of the Company that are in a position of vice president or above are subject to stock ownership requirements. All of the named executive officers are covered by the requirements. Ownership requirements further align the interest of officers and Southern Company's stockholders by promoting a long-term focus and long-term share ownership.

The types of ownership arrangements counted toward the requirements are shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the Deferred Compensation Plan and the Supplemental Benefit Plan. One-third of vested Southern Company stock options may be counted, but, if so, the ownership requirement is doubled. The ownership requirement is reduced by one-half at age 60.

The requirements are expressed as a multiple of base salary as shown below.

	Multiple of Salary without Counting Stock Options	Multiple of Salary Counting 1/3 of Vested Options
W. P. Bowers	3 Times	6 Times
R. R. Labrato	2 Times	4 Times
J. A. Miller	3 Times	6 Times
J. L. Pemberton	2 Times	3 Times
A. L. Wilson	2 Times	4 Times

Newly-elected officers have approximately five years from the date of their election to meet the applicable ownership requirement and newly-promoted officers have approximately five years from the date of their promotion to meet the increased ownership requirements. All of the named executive officers are meeting their respective ownership requirements.

Impact of Accounting and Tax Treatments on Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), limits the tax deductibility of the compensation of Southern Company's named executive officers, including Mr. Bowers, that exceeds $1 million per year unless the compensation is paid under a performance-based plan as defined in the Code that has been approved by Southern Company's stockholders. Southern Company has obtained stockholder approval of the Omnibus Incentive Compensation Plan, under which most of the performance-based compensation is paid. For tax purposes, in order to ensure that annual performance-based compensation is fully deductible under Section 162(m) of the Code, in February 2012, the Compensation Committee approved a formula that represented a maximum annual performance-based compensation amount payable. For 2012 performance, the Compensation Committee used (for annual performance-based compensation) negative discretion from the formula amount to determine the actual payouts pursuant to the methodologies described above. Because Southern Company's policy is to maximize long-term stockholder value, as described fully in this CD&A, tax deductibility is not the only factor considered in setting compensation.

POLICY ON RECOVERY OF AWARDS

Southern Company's Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive officer of the Company knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer must repay the Company the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

POLICY REGARDING HEDGING THE ECONOMIC RISK OF STOCK OWNERSHIP

The Company's policy is that employees and outside directors will not trade Southern Company options on the options market and will not engage in short sales.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A. Based on such review and discussion, the Compensation Committee recommended to the Southern Company board of directors that the CD&A be included in this Information Statement. The Southern Company board of directors approved that recommendation.

Members of the Compensation Committee:

Veronica M. Hagen, Chair
Henry A. Clark III
H. William Habermeyer, Jr.
William G. Smith, Jr.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received or earned in 2010, 2011, and 2012 by the named executive officers, except as noted below.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
W. Paul Bowers President, Chief Executive Officer, and Director	2012	739,587	42	1,003,813	669,227	1,013,366	2,024,578	50,830	5,501,443
	2011	715,845	0	801,340	534,225	1,232,850	1,317,429	42,052	4,643,741
	2010	652,189	0	1,948,515	520,654	1,276,879	884,674	43,636	5,326,547
Ronnie R. Labrato Executive Vice President, Chief Financial Officer, and Treasurer	2012	300,948	42	127,062	84,719	227,248	623,527	19,934	1,383,480
	2011	292,249	0	123,377	82,251	307,356	457,869	19,374	1,282,476
	2010	285,099	51,813	119,767	79,856	296,104	228,302	18,865	1,079,806
Joseph A. Miller Executive Vice President	2012	399,522	150,100	302,286	201,532	396,080	790,216	199,359	2,439,095
	2011	381,575	0	287,904	191,935	455,822	411,033	412,354	2,140,623
	2010	310,037	0	125,612	83,750	382,958	287,579	20,014	1,209,950
John L. Pemberton Senior Vice President and Senior Production Officer	2012	298,024	29,577	124,206	82,814	239,649	253,697	139,840	1,167,807
Anthony L. Wilson Executive Vice President	2012	314,677	53	181,229	120,840	276,428	518,743	21,340	1,433,310

Column (a)

Messrs. Pemberton and Wilson were not executive officers of the Company prior to 2012.

Column (d)

The amounts reported in this column for 2012 include a Southern Excellence Award for Mr. Miller and a geographic relocation bonus for Mr. Pemberton in connection with his relocation from Birmingham, Alabama to Atlanta, Georgia. This column also reports the value of a non-cash safety award for Messrs. Bowers, Labrato, Miller, and Wilson. All employees of the Company, including Messrs. Bowers, Labrato, and Wilson, with a perfect individual safety record in the prior year earned a safety award. Mr. Miller also received a non-cash safety award from Alabama Power valued at $100.

Column (e)

This column does not reflect the value of stock awards that were actually earned or received in 2012. Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of performance shares granted in 2012. The value reported is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model. No amounts will be earned until the end of the three-year performance period on December 31, 2014. The value then can be earned based on performance ranging from 0 to 200%, as established by the Compensation Committee. The aggregate grant date fair value of the performance shares granted in 2012 to Messrs. Bowers, Labrato, Miller, Pemberton, and Wilson, assuming that the highest level of performance is achieved, is $2,007,626, $254,124, $604,572, $248,412, and

$362,458, respectively (200% of the amount shown in the table). See Note 8 to the financial statements in the 2012 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (f)

This column reports the aggregate grant date fair value of stock options granted in the applicable year. See Note 8 to the financial statements in the 2012 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (g)

The amounts in this column are the aggregate of the payouts under the annual Performance Pay Program and the Performance Dividend Program. The amount reported for the Performance Pay Program is for the one-year performance period that ended on December 31, 2012. The amount reported for performance dividends is the amount earned at the end of the four-year performance-measurement period of January 1, 2009 through December 31, 2012. These awards were granted by the Compensation Committee in 2009 and were paid on stock options granted prior to 2010 that were outstanding at the end of 2012. As described in the CD&A, the Performance Dividend Program was eliminated by the Compensation Committee in 2010 and replaced with performance shares. The payout reported in column (g) is the third and final payout in the three-year transition period as described in the CD&A. The Performance Pay Program, the Performance Dividend Program, and performance shares are described in detail in the CD&A.

The amounts paid under each program to the named executive officers are shown below.

	Annual Performance-Based Compensation ($)	Performance Dividends ($)	Total ($)
W. P. Bowers	758,457	254,909	1,013,366
R. R. Labrato	205,751	21,497	227,248
J. A. Miller	348,248	47,832	396,080
J. L. Pemberton	215,282	24,367	239,649
A. L. Wilson	237,864	38,564	276,428

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer's accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) as of December 31, 2010, 2011, and 2012. The Pension Benefits as of each measurement date are based on the named executive officer's age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or any other Southern Company subsidiary until their benefits commence at the pension plans' stated normal retirement date, generally age 65. As a result, the amounts in column (h) related to Pension Benefits represent the combined impact of several factors: growth in the named executive officer's Pension Benefits over the measurement year; impact on the total present values of one year shorter discounting period due to the named executive officer being one year closer to normal retirement; impact on the total present values attributable to changes in assumptions from measurement date to measurement date; and impact on the total present values attributable to plan changes between measurement dates.

For more information about the Pension Benefits and the assumptions used to calculate the actuarial present value of accumulated benefits as of December 31, 2012, see the information following the Pension Benefits table. The key differences between assumptions used for the actuarial present values of accumulated benefits calculations as of December 31, 2011 and December 31, 2012 are:

•	Discount rate for the Pension Plan was decreased to 4.30% as of December 31, 2012 from 5.00% as of December 31, 2011, and

•	Discount rate for the supplemental pension plans was decreased to 3.70% as of December 31, 2012 from 4.65% as of December 31, 2011.

This column also reports above-market earnings on deferred compensation under the Deferred Compensation Plan (DCP). However, there were no above-market earnings on deferred compensation in the years reported.

Column (i)

This column reports the following items: perquisites; tax reimbursements; employer contributions in 2012 to the Southern Company Employee Savings Plan (ESP), which is a tax-qualified defined contribution plan intended to meet requirements of Section 401(k) of the Code; and contributions in 2012 under the Southern Company Supplemental Benefit Plan (Non-Pension Related) (SBP). The SBP is described more fully in the information following the Nonqualified Deferred Compensation table.

The amounts reported for 2012 are itemized below.

	Perquisites ($)	Tax Reimbursements ($)	ESP ($)	SBP ($)	Total ($)
W. P. Bowers	13,291	31	12,539	24,969	50,830
R. R. Labrato	4,930	20	12,386	2,598	19,934
J. A. Miller	100,472	78,792	12,469	7,626	199,359
J. L. Pemberton	118,016	6,963	12,412	2,449	139,840
A. L. Wilson	5,233	53	12,750	3,304	21,340

Description of Perquisites

Personal Financial Planning is provided for most officers of the Company, including all of the named executive officers. The Company pays for the services of the financial and estate planners on behalf of the officers, up to a maximum amount of $8,700 per year, after the initial year that the benefit is provided. In the initial year, the allowed amount is $15,000. The Company also provides a five-year allowance of $6,000 for estate planning and tax return preparation fees.

Relocation Benefits are provided to cover the costs associated with geographic relocation. Mr. Miller relocated from Birmingham, Alabama to Atlanta, Georgia and received relocation-related benefits in 2012 in the amount of $95,597. Mr. Pemberton relocated from Birmingham, Alabama to Atlanta, Georgia and received relocation benefits in 2012 in the amount of $113,497. Relocation assistance includes the incremental cost paid or incurred by the Company for relocation, including home sale and home repurchase assistance (closing costs), shipment of household goods, temporary housing costs during the move, and, in some cases, a lump sum relocation allowance. Also, as provided in the Company's relocation policy, tax assistance is provided on the taxable relocation benefits.

Personal Use of Corporate-Owned Aircraft.  Southern Company owns aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose, except limited personal use that is associated with business travel is permitted for Mr. Bowers. The amount reported for such personal use is the incremental cost of providing the benefit - primarily fuel costs. Also, if seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel, and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.

Other Miscellaneous Perquisites. The amount included reflects the full cost to the Company of providing the following items: personal use of Company-provided tickets for sporting and other entertainment events and gifts distributed to and activities provided to attendees at Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS IN 2012

This table provides information on stock option grants made and goals established for future payouts under the performance-based compensation programs during 2012 by the Compensation Committee.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
W. P. Bowers		5,577	557,689	1,115,378
	2/13/2012				239	23,906	47,812			1,003,813
	2/13/2012							197,412	44.42	669,227
R. R. Labrato		1,513	151,288	302,576
	2/13/2012				30	3,026	6,052			127,062
	2/13/2012							24,991	44.42	84,719
J. A. Miller		2,418	241,839	483,678
	2/13/2012				72	7,199	14,398			302,286
	2/13/2012							59,449	44.42	201,532
J. L. Pemberton		1,516	151,639	303,278
	2/13/2012				30	2,958	5,916			124,206
	2/13/2012							24,429	44.42	82,814
A. L. Wilson		1,749	174,900	349,800
	2/13/2012				43	4,316	8,632			181,229
	2/13/2012							35,646	44.42	120,840

Columns (c), (d), and (e)

These columns reflect the annual Performance Pay Program opportunity granted to the named executive officers in 2012 as described in the CD&A. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. The actual amounts earned are disclosed in the Summary Compensation Table.

Columns (f), (g), and (h)

These columns reflect the performance shares granted to the named executive officers in 2012, as described in the CD&A. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. Earned performance shares will be paid out in Common Stock following the end of the 2012 through 2014 performance period, based on the extent to which the performance goals are achieved. Any shares not earned are forfeited.

Columns (j) and (k)

Column (j) reflects the number of stock options granted to the named executive officers in 2012, as described in the CD&A, and column (k) reflects the exercise price of the stock options, which was the closing price on the grant date.

Column (l)

This column reflects the aggregate grant date fair value of the performance shares and stock options granted in 2012. For performance shares, the value is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model. For stock options, the value is derived using the Black-Scholes stock option pricing model. The assumptions used in calculating these amounts are discussed in Note 8 to the financial statements in the 2012 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

This table provides information pertaining to all outstanding stock options and stock awards (performance shares and restricted stock units) held by or granted to the named executive officers as of December 31, 2012.

	Option Awards				Stock Awards
Name (a)					Number of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (i)
	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)
W. P. Bowers	60,576	0	32.70	2/18/2015
	67,517	0	33.81	2/20/2016
	70,680	0	36.42	2/19/2017
	85,151	0	35.78	2/18/2018
	90,942	0	31.39	2/16/2019
	155,651	77,826	31.17	2/15/2020
	54,793	109,584	37.97	2/14/2021
	0	197,412	44.42	2/13/2022
					36,257	1,552,162
							44,556	1,907,442
							47,812	2,046,832
R. R. Labrato	15,432	0	36.42	2/19/2017
	16,181	0	35.78	2/18/2018
	0	11,937	31.17	2/15/2020
	0	16,872	37.97	2/14/2021
	0	24,991	44.42	2/13/2022
							6,860	293,677
							6,052	259,086
J. A. Miller	17,279	0	33.81	2/20/2016
	17,656	0	36.42	2/19/2017
	16,970	0	35.78	2/18/2018
	18,436	0	31.39	2/16/2019
	0	12,519	31.17	2/15/2020
	19,686	39,371	37.97	2/14/2021
	0	59,449	44.42	2/13/2022
							16,008	685,302
							14,398	616,378
J. L. Pemberton	3,328	0	33.81	2/20/2016
	10,449	0	36.42	2/19/2017
	10,063	0	35.78	2/18/2018
	11,994	0	31.39	2/16/2019
	5,350	5,351	31.17	2/15/2020
	8,247	16,492	37.97	2/14/2021
	0	24,429	44.42	2/13/2022
							6,704	286,998
							5,916	253,264

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END (continued)

	Option Awards Stock Awards
Name (a)						Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)
	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)
A. L. Wilson	3,455	0	29.50	2/13/2014
	3,485	0	32.70	2/18/2015
	5,804	0	33.81	2/20/2016
	9,275	0	36.42	2/19/2017
	8,958	0	35.78	2/18/2018
	25,735	0	31.39	2/16/2019
	8,467	8,467	31.17	2/15/2020
	6,043	12,084	37.97	2/14/2021
	0	35,646	44.42	2/13/2022
							4,912	210,283
							8,632	369,536

Columns (b), (c), (d), and (e)

Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2004 through 2009 with expiration dates from 2014 through 2019 were fully vested as of December 31, 2012. The options granted in 2010, 2011, and 2012 become fully vested as shown below.

Year Option Granted	Expiration Date	Date Fully Vested
2010	February 15, 2020	February 15, 2013
2011	February 14, 2021	February 14, 2014
2012	February 13, 2022	February 13, 2015

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier. Please see Potential Payments upon Termination or Change in Control for more information about the treatment of stock options under different termination and change-in-control events.

Columns (f) and (g)

These columns reflect the number of restricted stock units, including the deemed reinvestment of dividends, held as of December 31, 2012. The value in column (g) is based on the Common Stock closing price on December 31, 2012 ($42.81). The restricted stock units granted to Mr. Bowers vest on July 27, 2013. See further discussion of restricted stock in the CD&A.

Columns (h) and (i)

In accordance with SEC rules, column (h) reflects the maximum number of performance shares that can be earned at the end of each three-year performance period (December 31, 2013 and 2014) that were granted in 2011 and 2012, respectively. The performance shares granted for the 2010 through 2012 performance period vested on December 31, 2012 and are shown in the Option Exercises and Stock Vested in 2012 table below. The value in column (i) is derived by multiplying the number of shares in column (h) by the Common Stock closing price on December 31, 2012 ($42.81). The ultimate number of shares earned, if any, will be based on the actual performance results at the end of each respective performance period. See further discussion of performance shares in the CD&A.

OPTION EXERCISES AND STOCK VESTED IN 2012

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
W. P. Bowers	0	0	34,992	1,498,008
R. R. Labrato	61,856	911,041	5,366	229,718
J. A. Miller	27,518	406,715	20,738	887,794
J. L. Pemberton	8,579	124,953	2,406	103,001
A. L. Wilson	0	0	3,807	162,978

Columns (b) and (c)

Column (b) reflects the number of shares acquired upon the exercise of stock options during 2012, and column (c) reflects the value realized. The value realized is the difference in the market price over the exercise price on the exercise date.

Columns (d) and (e)

Column (d) includes the performance shares awarded for the 2010 through 2012 performance period that vested on December 31, 2012. For Mr. Miller, it also includes the restricted stock units that were granted in 2010 that vested on December 31, 2012. The value reflected in column (e) is derived by multiplying the number of shares in column (d) by the market value of the underlying shares on the vesting date ($42.81).

PENSION BENEFITS AT 2012 FISCAL YEAR-END

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
W. P. Bowers	Pension Plan	32.67	1,133,147	0
	Supplemental Benefit Plan (Pension-Related)	32.67	4,680,876	0
	Supplemental Executive Retirement Plan	32.67	1,803,155	0
R. R. Labrato	Pension Plan	32.75	1,313,499	0
	Supplemental Benefit Plan (Pension-Related)	32.75	871,687	0
	Supplemental Executive Retirement Plan	32.75	525,823	0
J. A. Miller	Pension Plan	25.42	727,855	0
	Supplemental Benefit Plan (Pension-Related)	25.42	881,428	0
	Supplemental Executive Retirement Plan	25.42	620,126	0
J. L. Pemberton	Pension Plan	8.25	182,518	0
	Supplemental Benefit Plan (Pension-Related)	8.25	82,288	0
	Supplemental Executive Retirement Plan	8.25	101,770	0
	SRA	5.0	248,868	0
A.L. Wilson	Pension Plan	26.5	686,765	0
	Supplemental Benefit Plan (Pension-Related)	26.5	359,988	0
	Supplemental Executive Retirement Plan	26.5	336,543	0

Pension Plan

The Pension Plan is a tax-qualified, funded plan. It is Southern Company's primary retirement plan. Generally, all full-time employees participate in this plan after one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below. Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits. The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200. The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant's last 10 calendar years of service are averaged to derive final average pay. The rates of pay considered for this formula are the base salary rates with no adjustments for voluntary deferrals after 2008. A statutory limit restricts the amount considered each year; the limit for 2012 was $250,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation. For this formula, the final average pay computation is the same as above, but annual performance-based compensation earned each year is added to the base salary rates.

Early retirement benefits become payable once plan participants have, during employment, attained age 50 and completed 10 years of participation. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence. For example, 64% of the formula benefits are payable starting at age 55. As of December 31, 2012, all of the named executive officers are retirement-eligible, except Messrs. Pemberton and Wilson.

The Pension Plan's benefit formulas produce amounts payable monthly over a participant's post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse. A reduction applies if a retiring participant chooses a payment form other than a single life annuity. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree's life.

Participants vest in the Pension Plan after completing five years of service. All of the named executive officers are vested in their Pension Plan benefits. Participants who terminate employment after vesting can elect to have their pension benefits commence at age 50 if they participated in the Pension Plan for 10 years. If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

If a participant dies while actively employed and is either age 50 or vested in the Pension Plan as of date of death, benefits will be paid to a surviving spouse. A survivor's benefit equals 45% of the monthly benefit that the participant had earned before his or her death. Payments to a surviving spouse of a participant who could have retired will begin immediately. Payments to a survivor of a participant who was not retirement-eligible will begin when the deceased participant would have attained age 50. After commencing, survivor benefits are payable monthly for the remainder of a survivor's life. Participants who are eligible for early retirement may opt to have an 80% survivor benefit paid if they die; however, there is a charge associated with this election.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments. Outside of this extra service crediting, the normal Pension Plan provisions apply to disabled participants.

The Southern Company Supplemental Benefit Plan (Pension-Related) (SBP-P)

The SBP-P is an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits. The SBP-P's vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant's separation from service.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored. When a SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value. It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime. The discount rate used in the calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than six percent.

Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree's single sum will be credited with interest at the prime rate published in The Wall Street Journal. If the separating participant is a “key man” under Section 409A of the Code, the first installment will be delayed for six months after the date of separation.

If a SBP-P participant dies after becoming vested in the Pension Plan, the spouse of the deceased participant will receive the installments the participant would have been paid upon retirement. If a vested participant's death occurs prior to age 50, the installments will be paid to a spouse as if the participant had survived to age 50.

The Southern Company Supplemental Executive Retirement Plan (SERP)

The SERP is also an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation. To derive the SERP benefits, a final average pay is determined reflecting participants' base rates of pay and their annual performance-based compensation amounts, whether or not deferred, to the extent they exceed 15% of those base rates (ignoring statutory limits). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit. The SERP's early retirement, survivor benefit, disability, and form of payment provisions mirror the SBP-P's provisions. However, except upon a change in control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible. More information about vesting and payment of SERP benefits following a change in control is included in the section entitled “Potential Payments upon Termination or Change in Control.”

SRA

The Company also provides supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers and generally provide for additional retirement benefits by giving credit for years of employment prior to employment with the Company or an affiliate of the Company. Information about the SRA with Mr. Pemberton is included in the CD&A.

The following assumptions were used in the present value calculations:

•	Discount rate - 4.30% Pension Plan and 3.70% supplemental plans as of December 31, 2012,
•	Retirement date - Normal retirement age (65 for all named executive officers),
•	Mortality after normal retirement - RP2000 Combined Healthy with generational projections,
•	Mortality, withdrawal, disability, and retirement rates prior to normal retirement - None,
•	Form of payment for Pension Benefits:
	o	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity,
	o	Female retirees: 40% single life annuity; 40% level income annuity; 10% joint and 50% survivor annuity; and 10% joint and 100% survivor annuity,
•	Spouse ages - Wives two years younger than their husbands,
•	Annual performance-based compensation earned but unpaid as of the measurement date - 130% of target opportunity percentages times base rate of pay for year amount is earned, and
•	Installment determination - 3.75% discount rate for single sum calculation and 4.50% prime rate during installment payment period.

For all of the named executive officers, the number of years of credited service for the Pension Plan, the SBP-P, and the SERP is one year less than the number of years of employment.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2012 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Employer Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
W. P. Bowers	0	24,969	97,939	0	3,174,152
R. R. Labrato	296,920	2,598	31,843	0	1,091,034
J. A. Miller	0	7,626	20,454	0	780,782
J. L. Pemberton	0	2,449	(100)	0	5,050
A. L. Wilson	112,566	3,304	5,413	0	209,576

Southern Company provides the DCP which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

Participants have two options for the deemed investments of the amounts deferred - the Stock Equivalent Account and the Prime Equivalent Account. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income of that of a Southern Company stockholder. During 2012, the rate of return in the Stock Equivalent Account was -3.4%, which was Southern Company's total shareholder return for 2012.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States' largest banks. The interest rate earned on amounts deferred during 2012 in the Prime Equivalent Account was 3.25%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2012. The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table. The amounts of performance-based compensation deferred in 2012 were the amounts paid for performance under the annual Performance Pay Program and the Performance Dividend Program that were earned as of December 31, 2011 but not payable until the first quarter of 2012. These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2012 but not payable until early 2013. These deferred amounts may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP. Under the Code, employer-matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the Code. The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP. The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant. The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses on both compensation the named executive officers elected to defer and employer contributions under the SBP.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in the Company's prior years' Information Statements. The following chart shows the amounts reported in the Company's prior years' Information Statements.

	Amounts Deferred under the DCP Prior to 2012 and Reported in Prior Years' Information Statements ($)	Employer Contributions under the SBP Prior to 2012 and Reported in Prior Years' Information Statements ($)	Total ($)
W. P. Bowers	879,664	44,780	924,444
R. R. Labrato	688,822	8,121	696,943
J. A. Miller	0	10,282	10,282
J. L. Pemberton	0	0	0
A. L. Wilson	0	0	0

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company's compensation and benefit program or the change-in-control severance program. All of the named executive officers are participants in Southern Company's change-in-control severance program for officers. The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2012 and assumes that the price of Common Stock is the closing market price on December 31, 2012.

Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs. No payments are made under the change-in-control severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for Good Reason. (See the description of Good Reason below.)

Traditional Termination Events

•	Retirement or Retirement-Eligible - Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.
•	Resignation - Voluntary termination of a named executive officer who is not retirement-eligible.
•	Lay Off - Involuntary termination of a named executive officer who is not retirement-eligible not for cause.
•
Involuntary Termination - Involuntary termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company's Drug and Alcohol Policy.

•	Death or Disability - Termination of a named executive officer due to death or disability.

Change-in-Control-Related Events

At the Southern Company or the Company level:

•
Southern Company Change-in-Control I - Consummation of an acquisition by another entity of 20% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own 65% or less of the entity surviving the merger.

•
Southern Company Change-in-Control II - Consummation of an acquisition by another entity of 35% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own less than 50% of Southern Company surviving the merger.

•	Southern Company Termination - Consummation of a merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.
•
Company Change-in-Control - Consummation of an acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, consummation of a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company.

At the employee level:

•
Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason - Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for Good Reason. Good Reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity or benefits, relocation of over 50 miles, or a diminution in duties and responsibilities.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events as described above.

Program	Retirement/ Retirement- Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table.	Same as Retirement.	Same as Retirement.	Same as Retirement.	Same as Retirement.
Annual Performance Pay Program	Prorated if terminate before 12/31.	Same as Retirement.	Forfeit.	Same as Retirement.	Forfeit.
Performance Dividend Program	Paid year of retirement plus two additional years.	Forfeit.	Forfeit.	Payable until options expire or exercised.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Same as Lay Off.	Vest; expire earlier of original expiration or three years.	Forfeit.
Performance Shares	Prorated if retire prior to end of performance period.	Forfeit.	Forfeit.	Same as Retirement.	Forfeit.
Restricted Stock Units	Forfeit.	Vest.	Forfeit.	Vest.	Forfeit.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Same as Retirement.	Terminates.
Deferred Compensation Plan	Payable per prior elections (lump sum or up to 10 annual installments).	Same as Retirement.	Same as Retirement.	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per benefit administration committee's discretion.	Same as Retirement.
Supplemental Benefit Plan - non-pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Same as Retirement.	Same as Retirement.	Same as the Deferred Compensation Plan.	Same as Retirement.

The following chart describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the Pension Plan. The Pension Plan is not affected by change-in-control events.

Program	Southern Company Change-in-Control I	Southern Company Change-in-Control II	Southern Company Termination or Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in- Control-Related Termination for Good Reason
Nonqualified Pension Benefits
All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact. SBP - pension- related benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.
		Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Same as Southern Company Change-in-Control II.	Based on type of change-in-control event.
Annual Performance Pay Program	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at target performance level.	Same as Southern Company Change-in-Control I.	Prorated at target performance level.	If not otherwise eligible for payment, if the program is still in effect, prorated at target performance level.
Performance Dividend Program	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at greater of target or actual performance level.	Same as Southern Company Change-in-Control I.	Prorated at greater of actual or target performance level.	If not otherwise eligible for payment, if the program is still in effect, greater of actual or target performance level for year of severance only.
Stock Options	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
Performance Shares	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.

Program	Southern Company Change-in-Control I	Southern Company Change-in-Control II	Southern Company Termination or Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in- Control-Related Termination for Good Reason
Restricted Stock Units	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
DCP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.
SBP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.
Severance Benefits	Not applicable.	Not applicable.	Not applicable.	One or two times base salary plus target annual performance-based pay.
Healthcare Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years' participation in group healthcare plan plus payment of two or three years' premium amounts.
Outplacement Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2012.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2012 under the Pension Plan, the SBP-P, the SERP, and, for Mr. Pemberton, the SRA are itemized in the following chart. The amounts shown under the Retirement column are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2012 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP. The amounts shown under the Resignation or Involuntary Termination column are the amounts that would have become payable to the named executive officers who were not retirement-eligible on December 31, 2012 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments. Benefits under the SERP would be forfeited. The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP. The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses. Those plans are described in the notes following the Pension Benefits table. All of the named executive officers, except Messrs. Pemberton and Wilson, were retirement-eligible on December 31, 2012.

	Retirement ($)		Resignation or Involuntary Termination	Death (payments to a spouse) ($)
	Pension	7,223	All plans	4,815
W. P. Bowers	SBP-P	563,558	treated as	563,558
	SERP	217,092	retiring	217,092
	Pension	8,665	All plans	4,773
R. R. Labrato	SBP-P	100,392	treated as	100,392
	SERP	60,559	retiring	60,559
	Pension	4,184	All plans	3,773
J. A. Miller	SBP-P	103,038	treated as	103,038
	SERP	72,492	retiring	72,492
	Pension	N/A	2,785	1,253
J. L. Pemberton	SBP-P	N/A	95,087	11,592
	SERP	N/A	0	14,336
	SRA	N/A	214,181	35,057
	Pension	N/A	2,377	3,904
A. L. Wilson	SBP-P	N/A	406,337	42,802
	SERP	N/A	0	40,014

As described in the Change-in-Control chart, the only change in the form of payment, acceleration, or enhancement of the pension benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P, the SERP, and the SRA could be paid as a single payment rather than in 10 annual installments. Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control. Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2012 following a change-in-control-related event, other than a Southern Company Change-in-Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

	SBP-P ($)	SERP ($)	SRA ($)	Total ($)
W. P. Bowers	5,635,584	2,170,924	0	7,806,508
R. R. Labrato	1,003,921	605,590	0	1,609,511
J. A. Miller	1,030,378	724,919	0	1,755,297
J. L. Pemberton	93,367	115,472	282,375	491,214
A. L. Wilson	398,984	373,000	0	771,984

The pension benefit amounts in the tables above were calculated as of December 31, 2012 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 1.30 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values were based on a 3.18% discount rate.

Annual Performance Pay Program

The amount payable if a change in control had occurred on December 31, 2012 is the greater of target or actual performance. Because actual payouts for 2012 performance were above the target level, the amount that would have been payable was the actual amount paid as reported in the Summary Compensation Table.

Performance Dividends

Because the assumed termination date is December 31, 2012, there is no additional amount that would be payable other than what was reported in the Summary Compensation Table. As described in the Traditional Termination Events chart, there is some continuation of benefits under the Performance Dividend Program for retirees. However, under a change-in-control-related event, performance dividends are payable at the greater of target performance or actual performance. For the 2009 through 2012 performance-measurement period, actual performance was less than target-level performance. The chart below shows the additional amounts that would have been paid upon a change in control.

Additional Performance Dividends ($)
W. P. Bowers	109,180
R. R. Labrato	9,207
J. A. Miller	20,487
J. L. Pemberton	10,437
A. L. Wilson	16,517

Stock Options, Performance Shares, and Restricted Stock Units (Equity Awards)

Equity Awards would be treated as described in the Termination and Change-in-Control charts above. Under a Southern Company Termination, all Equity Awards vest. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, Equity Awards vest. There is no payment associated with Equity Awards unless there is a Southern Company Termination and the participants' Equity Awards cannot be converted into surviving company awards. In that event, the value of outstanding Equity Awards would be paid to the named executive officers. For stock options, the value is the excess of the exercise price and the closing price of Common Stock on December 31, 2012. For performance shares and restricted stock units, the value is the closing price of Common Stock on December 31, 2012. The chart below shows the number of stock options for which vesting would be accelerated under a Southern Company Termination and the amount that would be payable under a Southern Company Termination if there were no conversion to the surviving company's stock options. It also shows the number and value of performance shares and restricted stock units that would be paid.

	Number of Equity Awards with Accelerated Vesting (#)			Total Number of Equity Awards Following Accelerated Vesting (#)			Total Payable in Cash without Conversion of Equity Awards ($)
	Stock Options	Performance Shares	Restricted Stock Units	Stock Options	Performance Shares	Restricted Stock Units
W. P. Bowers	384,822	46,184	36,257	970,132	46,184	36,257	10,351,447
R. R. Labrato	53,800	6,456		85,413	6,456		709,351
J. A. Miller	111,339	15,203		201,365	15,203		1,680,564
J. L. Pemberton	46,272	6,310		95,703	6,310		818,863
A. L. Wilson	56,197	6,772		127,419	6,772		1,124,347

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Healthcare Benefits

All of the named executive officers, except Messrs. Pemberton and Wilson, are retirement-eligible. Healthcare benefits are provided to retirees, and there is no incremental payment associated with the termination or change-in-control-related events. Because Messrs. Pemberton and Wilson are not retirement-eligible, healthcare benefits would not become available until each reaches age 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart. The estimated cost of providing Messrs. Pemberton and Wilson two years of healthcare insurance premiums is less than $20,000 per year, per person.

Financial Planning Perquisite

For the named executive officers who are retirement-eligible, an additional year of the financial planning perquisite, which is set at a maximum of $8,700 per year, will be provided after retirement. Messrs. Pemberton and Wilson are not retirement-eligible.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits

The named executive officers are participants in a change-in-control severance plan. The plan provides severance benefits, including outplacement services, if within two years of a change in control, they are involuntarily terminated, not for Cause, or they voluntarily terminate for Good Reason. The severance benefits are not paid unless the named executive officer releases the employing company from any claims he may have against the employing company.

The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer. The severance payment is two times the base salary and target payout under the annual Performance Pay Program for Mr. Bowers and one times the base salary and target payout under the annual Performance Pay Program for the other named executive officers.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2012 in connection with a change in control.

Severance Amount ($)
W. P. Bowers	2,602,548
R. R. Labrato	453,863
J. A. Miller	644,904
J. L. Pemberton	454,917
A. L. Wilson	492,900

COMPENSATION RISK ASSESSMENT

Southern Company reviewed its compensation policies and practices, including those of the Company, and concluded that excessive risk-taking is not encouraged. This conclusion was based on an assessment of the mix of pay components and performance goals, the annual pay/performance analysis by the Southern Company Compensation and Management Succession Committee's independent consultant, stock ownership requirements, compensation governance practices, and the claw-back provision. The assessment was reviewed with the Southern Company Compensation and Management Succession Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Southern Company Compensation and Management Succession Committee is made up of non-employee directors of Southern Company who have never served as executive officers of Southern Company or the Company. During 2012, none of Southern Company's or the Company's executive officers served on the board of directors of any entities whose executive officers serve on the Southern Company Compensation and Management Succession Committee.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock beneficially owned by directors, nominees, and executive officers as of December 31, 2012. It is based on information furnished by the directors, nominees, and executive officers. The shares beneficially owned by all directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2012.

		Shares Beneficially Owned Include:
			Shares
			Individuals
	Shares	Deferred	Have Right to	Shares Held
Name of Directors, Nominees,	Beneficially	Stock	Acquire Within	by Family
and Executive Officers	Owned(1)	Units(2)	60 Days(3)	Members(4)
W. Paul Bowers	817,569	0	805,249	0
Robert L. Brown, Jr.	20,838	20,838	0	0
Anna R. Cablik	8,719	8,219	0	500
Thomas A. Fanning	1,129,160	0	1,116,222	0
Stephen S. Green	8,257	0	0	0
Jimmy C. Tallent	3,770	3,770	0	0
Charles K. Tarbutton	5,337	1,587	0	0
Beverly D. Tatum	2,938	2,868	0	0
D. Gary Thompson	20,773	10,773	0	0
Clyde C. Tuggle	0	0	0	0
Richard W. Ussery	32,464	0	0	0
Ronnie R. Labrato	76,399	0	63,785	0
Joseph A. Miller	153,878	0	145,696	0
John L. Pemberton	74,843	0	72,648	0
Anthony L. Wilson	108,905	0	100,037	0
Directors, Nominees, and Executive Officers as a group (17 people)	2,631,600	48,054	2,454,582	500

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.
(2)	Indicates the number of deferred stock units held under the Director Deferred Compensation Plan.
(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.
(4)	Each director and/or executive officer disclaims any interest in shares held by family members. Shares indicated are included in the Shares Beneficially Owned column.

OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ms. Anna R. Cablik, a director of the Company, is a director of BB&T Corporation. Mr. Jimmy C. Tallent, a director of the Company, is president, chief executive officer, and director of United Community Banks, Inc. Mr. E. Jenner Wood III, a director of the Company until May 22, 2012, is chairman, president, and chief executive officer of the Georgia/North Florida Division of SunTrust Bank and executive vice president of SunTrust Banks, Inc. In 2012, a subsidiary of SunTrust Banks, Inc. received $1,203,000 for serving as an underwriter for certain of the Company's securities offerings. Each of these banks furnished a number of regular banking services in the ordinary course of business to the Company during 2012. The Company intends to maintain normal banking relations with these banks in the future.

In 2012, the Company purchased reinforcing steel from Anasteel & Supply Company, LLC for $837,443 and from Anatek, Inc. for $564,496. Ms. Anna R. Cablik, a director of the Company, is president of Anasteel & Supply Company, LLC and Anatek, Inc.

In 2012, Messrs. W. Craig Barrs, Thomas P. Bishop, and Stanley W. Connally, Jr., executive officers of the Company, received compensation of $996,616, $602,913, and $448,829, respectively. Effective July 1, 2012, Mr. Connally was no longer an executive officer of the Company.

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.” Southern Company has a Code of Ethics as well as a Contract Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements. The approval and ratification of any related party transactions would be subject to these written policies and procedures which include a determination of the need for the goods and services; preparation and evaluation of requests for proposals by supply chain management; the writing of contracts; controls and guidance regarding the evaluation of the proposals; and negotiation of contract terms and conditions. As appropriate, these contracts are also reviewed by individuals in the legal, accounting, and/or risk management/ services departments prior to being approved by the responsible individual. The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract, and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount.